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                                                                    EXHIBIT 21.1

The subsidiaries of Clarus Corporation are:

     Clarus International, Inc., a Delaware corporation

     Clarus eMEA, Ltd., a U.K. corporation

     Clarus CSA, Inc., a Delaware corporation

     Clarus CSA, Inc., a corporation incorporated under the laws of Ireland

     SAI America Limited, a limited company incorporated under the laws of Ireland

     SAI America LLC, a Delaware limited liability company

     SAI Recruitment Limited, a limited company incorporated under the laws of Ireland

     i2Mobile.com Limited, a limited company incorporated under the laws of Ireland

     Software Architects International, LLC, a limited company incorporated under the laws of Ireland

     REDEO Technologies, Inc., a Delaware corporation